Exhibit 99.1

NEWS RELEASE
Corporate Headquarters 4350 Congress Street Suite 600 Charlotte, NC 28209 U.S.A. www.glatfelter.com

For Immediate Release	Contacts:
	Investors:	Media:
	Ramesh Shettigar	Eileen L. Beck
	(717) 225-2746	(717) 225-2793
	ramesh.shettigar@glatfelter.com	eileen.beck@glatfelter.com

Glatfelter Elects DARREL HACKETT to Board of Directors

CHARLOTTE, North Carolina - October 29, 2020: Glatfelter (NYSE: GLT), a leading global supplier of engineered materials, today announced Darrel Hackett, President, Bank of Montreal (BMO) Wealth Management – U.S., has been elected to the Board of Directors effective November 1, 2020. Mr. Hackett leads BMO Financial Group’s private wealth management business in the United States, including three distinct businesses across the ultra-high net worth (BMO Family Office), high net worth (BMO Private Bank) and mass affluent segments (BMO Harris Financial Advisors).

“Darrel brings to the Board a depth of experience from his various leadership roles at BMO and his time in management consulting,” said Dante C. Parrini, Chairman and Chief Executive Officer. “As Glatfelter continues its transformation to a higher-margin, growth-oriented engineered materials company, we expect Darrel’s insight and perspective on capital markets and strategy to be especially beneficial to the Company.”

Mr. Hackett has held a variety of leadership roles since joining BMO in 2004, including SVP & Head of North American Integrated Channels and SVP & Head, U.S. Business Banking. Before joining BMO, Mr. Hackett was a management consultant at McKinsey & Company. Mr. Hackett began his professional career as a mechanical engineer working with General Electric Company and Eastman Chemical Company.  In addition to his BMO leadership role, Mr. Hackett currently serves on the Board of Directors for the Art Institute of Chicago, Children First Fund and Chicago United.

About Glatfelter

Glatfelter is a leading global supplier of engineered materials. The Company’s high-quality, innovative and customizable solutions are found in tea and single-serve coffee filtration, personal hygiene and packaging products as well as home improvement and industrial applications. Headquartered in Charlotte, NC, the Company’s annualized net sales approximate $925 million with customers in over 100 countries and approximately 2,500 employees worldwide. Operations include eleven manufacturing facilities located in the United States, Canada, Germany, France, the United Kingdom and the Philippines. Additional information about Glatfelter may be found at www.glatfelter.com.

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